Proxy Voting Results

A special meeting of each fund's shareholders was held on January 18, 2006. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
Dennis J. Dirks
Affirmative	8,252,035,677.61	97.347
Withheld	224,894,685.16	2.653
TOTAL	8,476,930,362.77	100.000
Albert R. Gamper, Jr.
Affirmative	8,252,680,829.70	97.355
Withheld	224,249,533.07	2.645
TOTAL	8,476,930,362.77	100.000
Robert M. Gates
Affirmative	8,239,007,314.92	97.193
Withheld	237,923,047.85	2.807
TOTAL	8,476,930,362.77	100.000
George H. Heilmeier
Affirmative	8,242,547,667.10	97.235
Withheld	234,382,695.67	2.765
TOTAL	8,476,930,362.77	100.000
Abigail P. Johnson
Affirmative	8,207,133,817.28	96.817
Withheld	269,796,545.49	3.183
TOTAL	8,476,930,362.77	100.000
Edward C. Johnson 3d
Affirmative	8,205,030,635.55	96.792
Withheld	271,899,727.22	3.208
TOTAL	8,476,930,362.77	100.000
Stephen P. Jonas
Affirmative	8,239,700,661.39	97.201
Withheld	237,229,701.38	2.799
TOTAL	8,476,930,362.77	100.000
Marie L. Knowles
Affirmative	8,246,135,458.96	97.277
Withheld	230,794,903.81	2.723
TOTAL	8,476,930,362.77	100.000
Ned C. Lautenbach
Affirmative	8,247,874,320.21	97.298
Withheld	229,056,042.56	2.702
TOTAL	8,476,930,362.77	100.000
William O. McCoy
Affirmative	8,229,632,189.68	97.083
Withheld	247,298,173.09	2.917
TOTAL	8,476,930,362.77	100.000
Robert L. Reynolds
Affirmative	8,241,271,395.49	97.220
Withheld	235,658,967.28	2.780
TOTAL	8,476,930,362.77	100.000
Cornelia M. Small
Affirmative	8,249,991,018.59	97.323
Withheld	226,939,344.18	2.677
TOTAL	8,476,930,362.77	100.000
William S. Stavropoulos
Affirmative	8,236,371,332.54	97.162
Withheld	240,559,030.23	2.838
TOTAL	8,476,930,362.77	100.000
Kenneth L. Wolfe
Affirmative	8,244,328,417.87	97.256
Withheld	232,601,944.90	2.744
TOTAL	8,476,930,362.77	100.000
ADenotes trust-wide proposal and voting results.